Exhibit 10.21
AMENDMENT AGREEMENT
Dated as of 26th January, 2012
to the BMA Master Repurchase Agreement dated as of 12th May, 2011
1.	Provident Mortgage Capital Associates, Inc. (“Provident” or “Party B”) and RBS Securities Inc. (“RBSSI” or “Party A”) are parties to a 1996 BMA Master Repurchase Agreement dated as of 12th May, 2011 as may be further amended from time to time (the “Master Agreement”).
2.	Provident and RBSSI have agreed to amend Annex I of the Master Agreement as follows:
(a) Termination Event (a)(i) in Annex I is deleted in its entirety and replaced with the following:
(i) Tangible Net Worth. As of the last day of any calendar month, Party B’s Tangible Net Worth falls below $100,000,000 plus 75% of any additional equity raises;
“Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, the consolidated Net Worth of such Person and its Subsidiaries, less the consolidated net book value of all assets of such Person and its Subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, deferred taxes, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided, that residual securities issued by such Person or its Subsidiaries shall not be treated as intangibles for purposes of this definition.
As used herein, “Net Worth” shall mean, with respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.
3.	All Transactions entered into between the parties prior to the date of the Amendment Agreement which are outstanding at the date of the Amendment Agreement are hereby deemed to be entered into pursuant to the Amendment Agreement and the Master Agreement and are governed by their terms.

4.	Except as otherwise specifically set forth herein, all references to “this Agreement” in the Master Agreement or any document related thereto shall for all purposes constitute references to the Master Agreement as amended hereby.

5.	This amendment shall be governed by and construed in accordance with the laws of the State of New York.

6.	Except to the extent specifically amended herein, the Master Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed and delivered by their respective officers as of the day and year first above written.

Provident Mortgage Capital Associates, Inc.		RBS Securities Inc.

By:	/s/ Mark E. Lefanowicz	By:	/s/ Jennifer Fitzgibbon

Name:	Mark E. Lefanowicz	Name:	Jennifer Fitzgibbon

Title:	CEO & President	Title:	Managing Director